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                                                                Exhibit 10.13(c)

September 28, 2004

Mamdouh Philippe, President
Mamdouh & Basem Philipco
Nefertari Street
Luxor, Egypt

     RE: LOAN AGREEMENT: U.S. $500,000.00
         --------------------------------

Dear Mr. Philippe:

This letter agreement shall be deemed a Loan Agreement under which Sonesta International Hotels Limited ("Sonesta") will advance the sum of U.S. $500,000.00 to Mamdouh & Basem Philipco, "Owner" of Sonesta St. George Hotel, Luxor ("Hotel"), by assumption of obligations, dated as of October 15, 2004, regarding that certain Management Agreement, dated May 11, 1995, originally between Philippe Co. for Hotels, as Owner, and Sonesta, as Operator (the "Management Agreement").

AMOUNT OF LOAN: U.S. $500,000.00, to be advanced on or about October 15, 2004 (the "Loan").

PURPOSE: To assist Owner with the financing of improvements to Sonesta St. George Hotel, Luxor, including the conversion of the pontoon boat into meeting space, and infrastructure to support additional rooms.

REPAYMENT OF LOAN: The Loan shall be repaid to Sonesta International Hotels Limited ("Lender"), in currency of the United States, in ten (10) monthly installments, each of which shall be due and payable on the first day of each calendar month. The first monthly payment shall be due and payable January 1, 2005. (The attached "Repayment Schedule" reflects the monthly repayment of the Loan, together with interest at the Interest Rate.)

INTEREST RATE: The Loan shall be repaid, together with interest at the "Interest Rate", which shall be equal to 4.75% per annum (the current Prime Rate).

DEFAULT RATE/CHARGES: In the event that the Loan is not repaid in accordance with this letter agreement, or if any portion of the Loan, or Loan interest, remains unpaid as of November 1, 2005, interest shall accrue on the amount of the Loan, and interest, then outstanding at the rate of eight percent (8%) per annum. Borrower shall also be responsible for reimbursing Lender for any costs Lender incurs in enforcing this letter agreement, including reasonable attorney's fees.

AUTHORITY OF LENDER, AS OPERATOR, TO MAKE PAYMENTS: Borrower, as Owner of the Hotel under the Management Agreement, hereby authorizes and instructs Lender, as Operator of the Hotel under said Management Agreement, to repay the Loan, in accordance with this letter agreement, from the income of the Hotel, and to charge any such amounts used to repay the Loan, or to pay interest thereon, to the Owner's account.

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PREPAYMENT: Borrower may prepay the Loan, and interest thereon, at any time without charge or penalty.


In Witness Whereof, the parties have set their hands and seals as of this October 8th, 2004.


Borrower:                                   Lender:
Mamdouh & Basem Philipco                    Sonesta International Hotels Limited

By:  /S/                              By:   /S/
     ------------------------               -------------------------
     Mamdouh Philippe Megalaa                    Boy A.J. van Riel
     President                                   Vice President & Treasurer


                                    GUARANTY
The undersigned, Mamdouh Philippe Megalaa, individually, agrees, jointly and severally, to guaranty the obligations of the Borrower, Mamdouh & Basem Philipco, under the above loan letter agreement. The Creditor shall have the right to demand payment from me, on a several basis, without need for first demanding payment from the Debtor.


By:     /S/
        --------------------------
        Mamdouh Philippe Megalaa

Date:   October 8th, 2004

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